Press Release

RBC Bearings Declares Special Dividend of $2.00 per Common Share

Oxford, CT – May 16, 2014 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced that its board of directors declared the payment of a special dividend to shareholders of $2.00 per common share or a total cash outlay of approximately $46.0 million. The special dividend is payable on June 13, 2014, to shareholders of record on May 30, 2014.

“We are pleased to announce RBC Bearings’ special dividend payment which highlights the continued strength of our business as well as our commitment to delivering value to our shareholders,” said Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “Since our IPO in August 2005 we have continued to firmly execute upon our growth strategy, achieving over 17% compounded growth driven by organic investments and bolt-on acquisitions. Given the strength of our operations, the health of our balance sheet, and our consistent cash flow generation, our board of directors felt that it was appropriate at this time to issue a special dividend.”

The board of directors opted for a special dividend payment, rather than a regular reoccurring dividend, to allow greater flexibility given RBC Bearings’ pipeline of attractive growth opportunities. The board will, however, consider the use of additional special cash dividends in the future as circumstances warrant.

About RBC

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,361 people and operates 26 manufacturing facilities in five countries.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com